Exhibit 99.1

LIMITED BRANDS REPORTS JANUARY, FOURTH QUARTER AND YEAR-END SALES

Columbus, Ohio (February 3, 2005) — Limited Brands (NYSE: LTD) reported a comparable store sales increase of 9% for the four weeks ended January 29, 2005 compared to the four weeks ended January 31, 2004. Net sales were $750.5 million compared to net sales of $677.4 million last year.

For the fourth quarter, the Company reported a comparable store sales increase of 2%. Net sales were $3.328 billion, an increase of 3% compared to net sales of $3.231 billion last year.

The Company reported a comparable store sales increase of 4% for the year ended January 29, 2005. Net sales were $9.408 billion, an increase of 5% compared to net sales of $8.934 billion last year.

To hear further commentary provided on Limited Brands’ prerecorded January sales message, call 1-800-337-6551, followed by the passcode LTD (583), or log onto www.Limitedbrands.com for an audio replay. The Company will report its fourth quarter earnings results on February 24th at 8:00 a.m. EST.

ABOUT LIMITED BRANDS:

Limited Brands, through Victoria’s Secret, Bath & Body Works, Express, Express Men’s, Limited Stores, White Barn Candle Co. and Henri Bendel, presently operates 3,779 specialty stores. Victoria’s Secret products are also available through the catalogue and www.VictoriasSecret.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company in this press release or the January sales call involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend” and similar expressions may identify forward-looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any forward-looking statements included in this press release or the January sales call or otherwise made by management: changes in consumer spending patterns, consumer preferences and overall economic conditions; the potential impact of national and international security concerns on the retail environment, including any possible military action, terrorist attacks or other hostilities; our ability to service our debt, any debt we draw down under our credit facilities, and other any debt we incur, and the restrictions the agreements related to such debt impose upon us; our ability to implement our strategic and operational initiatives; the impact of competition and pricing; changes in weather patterns; political stability; postal rate increases and charges; paper and printing costs; risks associated with the seasonality of the retail industry; risks related to consumer acceptance of the Company’s products and the ability to develop new merchandise; the ability to retain, hire and train key personnel; risks associated with the possible inability of the Company’s manufacturers to deliver products in a timely manner; risks associated with relying on foreign sources of production, including risks related to the disruption of imports by labor disputes; risks associated with the possible lack of availability of suitable store locations on appropriate terms and other factors that may be described in the Company’s filings with the Securities and Exchange Commission. The forward-looking information provided in this press release or the January sales call is based on information available to the Company as of the date of this press release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

# # #

For further information, please contact:

Tom Katzenmeyer

Senior Vice President, Investor, Media and Community Relations

Limited Brands

614-415-7076

www.Limitedbrands.com

LIMITED BRANDS

JANUARY 2005

Comparable Store Sales Increase (Decrease):

	January 2005	January 2004	Fourth Quarter 2004	Fourth Quarter 2003	Year 2004	Year 2003
Victoria’s Secret Stores	12%	26%	5%	4%	9%	4%
Bath & Body Works	30%	33%	12%	16%	12%	8%
Express	(8)%	10%	(17)%	4%	(8)%	0%
Limited Stores	(16)%	27%	(5)%	5%	(5)%	0%
Total Apparel	(10)%	14%	(14)%	4%	(7)%	0%
Limited Brands	9%	23%	2%	8%	4%	4%

Total Sales (Millions):

	Fourth Quarter 2004	Fourth Quarter 2003	Year 2004	Year 2003
Victoria’s Secret Stores	$1,106.0	$1,033.9	$3,112.9	$2,821.3
Victoria’s Secret Direct	364.1	328.7	1,119.2	995.3

Total Victoria’s Secret	$1,470.1	$1,362.6	$4,232.1	$3,816.6
Bath & Body Works	$1,006.4	$899.8	$2,168.6	$1,934.8
Express	$538.6	$640.2	$1,913.0	$2,071.1
Limited Stores	174.7	188.8	577.2	625.6

Total Apparel	$713.3	$829.0	$2,490.2	$2,696.7
Total Other	$138.6	$139.8	$517.4	$486.3

Limited Brands	$3,328.4	$3,231.2	$9,408.3	$8,934.4

Total Stores:

	Stores Operating at 1/31/04	Year-to-date		Express Integration (see note)	Stores Operating at 1/29/05
		Opened	Closed
Victoria’s Secret Stores	1,009	13	(21)	—	1,001
Bath & Body Works	1,604	10	(45)	—	1,569

Express Women	562	1	(21)	(74)	468
Express Men’s	290	—	(66)	(1)	223
Express Dual Gender	104	14	—	75	193

Total Express	956	15	(87)	—	884
Limited Stores	341	—	(18)	—	323

Total Apparel	1,297	15	(105)	—	1,207
Henri Bendel	1	1	—	—	2

Total Limited Brands	3,911	39	(171)	—	3,779

Note: “Express Integration” represents conversion of Express Women and/or Express Men stores to Express dual gender stores.